Exhibit 15.3

Our ref DOCPROPERTY DocXDocID KON/604743-000001/26926031v1

Alibaba Group Holding Limited 26/F Tower One, Times Square 1 Matheson Street, Causeway Bay Hong Kong

21 July 2023

Alibaba Group Holding Limited

We have acted as legal advisors as to the laws of the Cayman Islands to Alibaba Group Holding Limited, an exempted company incorporated with limited liability in the Cayman Islands (the "Company"), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the fiscal year ended March 31, 2023.

We hereby consent to the reference of our name under the heading "Item 10. Additional Information E. Taxation – Cayman Islands Taxation" in the Form 20-F.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP